UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:  September 11, 2015

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

On September 11, 2015, The Kroger Co. issued a press release announcing its earnings for the second quarter of 2015.  Attached hereto as Exhibit 99.1, and filed herewith, is a copy of that release.

Item 7.01                                           Regulation FD Disclosure.

Fiscal 2015 Annual Guidance

Identical supermarket sales growth (excluding fuel sales)	4.0% to 5.0%

Net earnings per diluted share

We expect net earnings to be $1.92 to $1.98 per diluted share, which exceeds our long-term net earnings per diluted share growth rate guidance of 8-11%. We expect the third quarter to be at the high end of the 8-11% range and the fourth quarter to be below the range.

Non-fuel FIFO operating margin	We expect full-year non-fuel FIFO operating margin to exceed our goal to slightly expand on a rolling four quarters basis.

Capital investments

We expect capital investments, excluding mergers, acquisitions and purchases of leased facilities, to be at the high end of the $3.0 to $3.3 billion range.  These capital investments include approximately 75 to 85 major projects covering new stores, expansions and relocations, 180 to 200 major remodels, and other investments including minor remodels and technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	Approximately 2.0% to 2.5% before mergers, acquisitions and operational closings

Return on invested capital	We expect our 2015 year-end ROIC to increase slightly compared to the fiscal 2014 result.

Expected tax rate	We expect the 2015 tax rate to be approximately 35%, excluding the resolution of certain tax items and potential changes to tax legislation.

Product Cost Inflation/LIFO	In 2015, we anticipate product cost inflation of 1.0% to 2.0%, excluding fuel, and an annualized LIFO charge of approximately $90 million.

Pension Contributions/Expenses

Company-sponsored pension plans
We expect 2015 expense to be approximately $105 million.  In 2015, we expect to make cash contributions of approximately $5 million.

Multi-employer plans
In 2015, we expect to contribute approximately $315 million to multi-employer pension funds, $60 million of which was accrued for at the end of 2014.

Labor

In 2015, we will negotiate agreements with UFCW for store associates in Denver and Portland. We will also negotiate an agreement with the Teamsters covering our Southern California distribution centers. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for solid wages and good quality, affordable health care and retirement benefits. Also, continued long-term financial viability of our current Taft-Hartley pension plan participation is important to address.

Long-Term Guidance

Our long-term net earnings per diluted share growth rate guidance is 8-11%, plus a dividend that we expect to increase over time.

Forward Looking Statements

This Current Report contains certain statements that constitute “forward-looking statements” about the future performance of The Kroger Co. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words such as “guidance,” “expect,” “anticipate,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates.  Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us.  Our ability to refinance maturing debt may be affected by the state of the financial markets.

•                  Our ability to use cash flow to continue to repurchase shares, fund dividends, increase capital investments and maintain our investment grade debt rating, could be affected by unanticipated increases in net total debt, our inability to generate cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; our ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  During the first three quarters of each fiscal year, our LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs.  Our fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

•                  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

•                  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

•                  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross margins decline as gasoline sales increase.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    W. Rodney McMullen, the Company’s Chief Executive Officer, will be considered the Company’s “principal operating officer” and “president” for SEC reporting purposes.

Item 9.01                                           Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 11, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

September 11, 2015	By:	/s/ Christine S. Wheatley
Christine S. Wheatley
Group Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 11, 2015